UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2009
WIDEPOINT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33035	52-2040275

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Centre, Oakbrook Terrace, Illinois	60181

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (630) 629-0003
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 2, 2008, WidePoint Corporation (the “Company”) entered into a Commercial Loan Agreement with Cardinal Bank (the “2008 Commercial Loan Agreement”) relating to a $5,000,000 revolving credit facility, the repayment date for which was April 30, 2009. On March 17, 2009, the Company entered into a debt modification agreement with Cardinal Bank (the “Debt Modification Agreement”) formally agreeing to amend the 2008 Commercial Loan Agreement. Also on March 17, 2009, the Company entered into an amended Commercial Loan Agreement by and between the Company and Cardinal Bank (the “2009 Commercial Loan Agreement”), amending certain provisions of the 2008 Commercial Loan Agreement to, among other things, extend the repayment date of the revolving credit facility to June 1, 2010. See the disclosure under Item 2.03 below for a more detailed description of this financial transaction.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 17, 2009, the Company entered into the Debt Modification Agreement attached as Exhibit 10.1. The Debt Modification Agreement sets forth the agreement of the parties to amend the 2008 Commercial Loan Agreement. On March 17, 2009, the Company also entered into the 2009 Commercial Loan Agreement attached as Exhibit 10.2, which agreement amends and restates the 2008 Commercial Loan Agreement. The repayment date of the revolving credit facility was extended to June 1, 2010. Advances under the revolving credit facility will bear interest at a variable rate equal to the prime rate plus 0.5%. The Company is required to maintain certain financial covenants quarterly, including maintaining (i) a funded debt to adjusted EBITDA (which excludes stock compensation expense) ratio not to exceed 3.0:1.0, (ii) a debt service ratio of at least 1.2:1.0, (iii) a tangible net worth of at least $2,000,000 and (iv) a current ratio of at least 1.1:1.0. For a full description of the terms of the revolving credit facility, see the Debt Modification Agreement and 2009 Commercial Loan Agreement filed herewith as Exhibits 10.1 and 10.2, respectively.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
10.1	Debt Modification Agreement, dated as of March 17, 2009, between the Registrant and its subsidiaries and Cardinal Bank.

10.2	Commercial Loan Agreement, dated as of March 17, 2009, between the Registrant and its subsidiaries and Cardinal Bank.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION
Date: March 23, 2009	/s/ James T. McCubbin
James T. McCubbin
Vice President and Chief Financial Officer